                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement              [_] CONFIDENTIAL, FOR USE OF THE
                                                  COMMISSION ONLY (AS PERMITTED
                                                  BY RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Triton PCS Holdings, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                 [Triton Logo]


To the Stockholders of Triton PCS Holdings, Inc.:

          You are cordially invited to attend the Annual Meeting of Stockholders of Triton PCS Holdings, Inc. to be held at Triton's Corporate Headquarters, 1100 Cassatt Road, Berwyn, Pennsylvania 19312, on Wednesday, May 10, 2000, at 2:00 p.m., local time.

          The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement explain the matters to be voted on at the meeting.

          Please read the enclosed Notice of Annual Meeting and Proxy Statement so you will be informed about the business to come before the meeting. Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to mark, sign and return the enclosed proxy card, even if you plan to attend the Annual Meeting.

                                        Sincerely,


                                        /s/ Michael E. Kalogris
                                        Michael E. Kalogris
                                        Chairman and Chief Executive Officer


Berwyn, Pennsylvania
April 7, 2000

                           TRITON PCS HOLDINGS, INC.
                               1100 Cassatt Road
                          Berwyn, Pennsylvania 19312
                                (610) 651-5900
                                _______________
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on May 10, 2000
                                _______________

To the Stockholders of Triton PCS Holdings, Inc.:

     The Annual Meeting of the holders of Class A common stock of Triton PCS Holdings, Inc. ("Triton") will be held at Triton's Corporate Headquarters, 1100 Cassatt Road, Berwyn, Pennsylvania 19312, on Wednesday, May 10, 2000, at 2:00 p.m., local time, for the following purposes:

          1.  The election of two Class I directors; and

          2. The ratification of the appointment by the Board of Directors of PricewaterhouseCoopers LLP as Triton's independent auditors.

     The Board of Directors has fixed March 15, 2000 as the record date for the Annual Meeting with respect to this solicitation. Only holders of record of Class A common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof as set forth in the Proxy Statement.

     This Proxy Statement, the proxy card and Triton's Annual Report to Stockholders are being mailed on or about April 7, 2000.

                              By Order of the Board of Directors,

                              /s/ David D. Clark
                              David D. Clark
                              Corporate Secretary


Berwyn, Pennsylvania
April 7, 2000


--------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE. AS SPECIFIED IN THE ENCLOSED PROXY STATEMENT, A STOCKHOLDER MAY REVOKE A PROXY AT ANY TIME PRIOR TO ITS USE.

                           TRITON PCS HOLDINGS, INC.
                               1100 Cassatt Road
                          Berwyn, Pennsylvania 19312
                                (610) 651-5900

                                _______________
                                PROXY STATEMENT
                      2000 Annual Meeting of Stockholders
                                _______________


Solicitation of Proxies

          The Board of Directors of Triton PCS Holdings, Inc. ("Triton") is furnishing this Proxy Statement to solicit proxies for use at Triton's 2000 Annual Meeting of Stockholders, to be held on Wednesday, May 10, 2000, at 2:00 p.m., local time, at Triton's Corporate Headquarters, 1100 Cassatt Road, Berwyn, Pennsylvania 19312, and at any adjournment of the meeting. Each valid proxy received in time will be voted at the meeting according to the choices specified, if any. A proxy may be revoked at any time before the proxy is voted as outlined below.

          This Proxy Statement and the enclosed proxy card are being first sent for delivery to stockholders of Triton on or about April 7, 2000. Triton will pay the cost of solicitation of proxies, including the reimbursement to banks and brokers for reasonable expenses for sending proxy materials to their principals.

          The shares of Class A common stock represented by valid proxies Triton receives in time for the Annual Meeting will be voted as specified in such proxies. Valid proxies include all properly executed written proxy cards not later revoked. Voting your proxy by mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person. Executed but unvoted proxies will be voted:

               (1) FOR the election of the Board of Directors' nominees for Class I directors; and

               (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Triton's independent auditors.

          If any other matters properly come before the Annual Meeting, the persons named on the proxies will, unless the stockholder otherwise specifies in the proxy, vote upon such matters in accordance with their best judgment.

Voting Securities

          Triton's one outstanding class of voting securities is its Class A common stock, par value $0.01 per share. As of March 15, 2000, there were outstanding 53,700,442 shares of Class A common stock. Only holders of record of shares of Class A common stock at the close of business on March 15, 2000, which the Board of Directors has fixed as the record date, are entitled to vote at the Annual Meeting.

          Each share of Class A common stock is entitled to one vote. The presence in person or by proxy of holders of record of a majority of the shares entitled to vote generally will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a majority of the votes entitled to be cast by the issued and outstanding Class A common stock present at the Annual Meeting in person or by proxy, and entitled to vote, is required for the election of Class I directors and the ratification of appointment of independent auditors.

          Stockholders may cast their votes in favor of the election of Class I directors or the ratification of appointment of the auditors or may withhold authority to vote for one or more director nominees and withhold authority to vote for auditors. Stockholders withholding authority will be deemed present at the Annual Meeting for the purpose of determining whether a quorum has been constituted, but votes withheld will have no effect on the outcome of the vote. Broker non-votes are not considered shares entitled to vote on the applicable proposal and are not included in determining whether such proposal is approved. A broker non-vote occurs when a nominee of a beneficial owner with the power to vote on at least one matter does not vote on another matter because the nominee does not have the discretionary voting power and has not received instructions from the beneficial owner with respect to such matter. Accordingly, broker non-votes have no effect on the outcome of a vote on the applicable proposal.

Voting by Proxy

          Any proxy duly given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy (i) by written notice to the Secretary of Triton at Triton's principal executive offices, 1100 Cassatt Road, Berwyn, Pennsylvania 19312, (ii) by a later-dated proxy signed and returned by mail before the Annual Meeting or (iii) by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

                         ELECTION OF CLASS I DIRECTORS

                               (Proposal No. 1)

          The Board of Directors presently consists of seven members. Triton's Second Restated Certificate of Incorporation provides that the Board of Directors will be divided into three classes, as nearly equal in number as possible. Each director will serve a three-year term, and one class will be elected at each year's annual meeting of stockholders. The term of the Class I directors will expire at the 2000 Annual Meeting, the term of the Class II directors will expire at the 2001 Annual Meeting and the term of the Class III directors will expire at the 2002 Annual Meeting, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that annual meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified.

          Because the term of the Class I directors expires this year, the stockholders will vote upon the election of two Class I directors at the Annual Meeting. The Board of Directors has nominated Scott I. Anderson and Arnold Chavkin for Class I directors. Mr. Chavkin was selected as a Class I director nominee by a majority interest of Triton's cash equity investors pursuant to Triton's First Amended and Restated Stockholders' Agreement.

          Unless otherwise directed in the proxy, the person named in the enclosed proxy, or the person's substitute, will vote the proxy for the election of the persons nominated by the Board of Directors below as Class I directors for a three-year term and until their respective successors are elected and qualified. The Board of Directors knows of no reason why any nominee for director would be unable to serve as director. If, at the time of the Annual Meeting, any of the nominees is unable or unwilling to serve as a director of Triton, the persons named in the proxy intend to vote for such substitutes as may be nominated by the Board of Directors.

                        Name                            Age    Position
                        ----                            ---    --------
Nominees for Election to Serve as Directors
-------------------------------------------
Until the 2003 Annual Meeting
-----------------------------

Scott I. Anderson....................................   41     Director
Arnold Chavkin.......................................   48     Director

Present Directors Elected to Serve Until
----------------------------------------
the 2001 Annual Meeting
-----------------------

John D. Beletic......................................   48     Director
Mary Hawkins-Key.....................................   48     Director

Present Directors Elected to Serve Until
----------------------------------------
the 2002 Annual Meeting
-----------------------

Michael E. Kalogris..................................   50     Chairman of the Board of Directors and Chief
                                                               Executive Officer
Steven R. Skinner....................................   57     President, Chief Operating Officer and Director
John W. Watkins......................................   38     Director

          Scott I. Anderson has served as a Director of Triton since February 1998. He is currently a member of the board of directors of TeleCorp PCS, Tritel Communications, Wireless Facilities, Inc., Telephia, Inc. and Xypoint and a principal of Cedar Grove Partners, LLC and Cedar Grove Investments. Mr. Anderson was previously Senior Vice President for Acquisitions and Development at AT&T Wireless Services, Inc., formerly McCaw Cellular Communications, Inc., which he joined in 1986, and a director of Horizon Cellular Group.

          Arnold Chavkin has served as a Director of Triton since February 1998. Mr. Chavkin is also a member of the advisory board of Triton Cellular Partners, L.P. and is a director of American Tower Corporation, Encore Acquisition Partners, Inc., Hallmark Entertainment Network, R&B Falcon Corporation, SMG, Inc. and U.S. Silica Company. He also serves on the Advisory Investment Boards of Richina Group, the Indian Private Equity Fund and the Asia Development Partners Fund. Mr. Chavkin has been a General Partner of Chase Capital Partners since January 1992. Prior to joining Chase Capital Partners, he was a member of Chemical Bank's merchant banking group and a generalist in its corporate finance group specializing in mergers and acquisitions and private placements for the energy industry.

          John D. Beletic has served as a Director of Triton since February 1998. Mr. Beletic currently serves as Chairman and Chief Executive Officer of WebLink Wireless, Inc. which he joined in March 1992. He also serves as a director of Tessco Technologies Inc., iPass Inc. and the Personal Communication Industry Association.

          Mary Hawkins-Key has served as a Director of Triton since January 1999. Ms. Hawkins-Key is the Senior Vice President of Partnerships, Integrations and New Market Launches for AT&T Wireless Services. Ms. Hawkins-Key joined AT&T Wireless in 1995. She is a director of TeleCorp PCS and a member of the partner committee for CMT Partners.

          Michael E. Kalogris has served as Chairman and Chief Executive Officer of Triton since its inception. Mr. Kalogris was previously President and Chief Executive Officer of Horizon Cellular Group, which he joined October 1, 1991. Under Mr. Kalogris' leadership, Horizon Cellular Group became the fifth-largest independent cellular company in the United States, specializing in suburban markets and small cities encompassing approximately 3.2 million potential customers, and was sold for approximately $575.0 million. Prior to joining Horizon Cellular Group, Mr. Kalogris served as President and Chief Executive Officer of Metrophone, a cellular carrier in Philadelphia, the nation's fourth-largest market. Mr. Kalogris is a member of the board of directors of the Cellular Telecommunications Industry Association and serves on its Public Policy Committee. He is also a member of the advisory board of Waller Capital Media Partners.

          Steven R. Skinner has served as President, Chief Operating Officer and a Director of Triton since its inception. Mr. Skinner previously served as the Vice President of Operations and Chief Operating Officer of Horizon Cellular Group beginning in January of 1994. From March 1992 through December 1993, Mr. Skinner served as Vice President of Acquisitions for Horizon Cellular Group. From January 1991 to March 1992, he served as a consultant in the area of cellular acquisitions to Norwest Venture Capital Management, Inc. and others. From August 1987 to January 1991, he served as President and General Manager of Houston Cellular Telephone Company. Prior to joining Houston Cellular, he served as a General Manager of Cybertel, Inc., a non-wireline carrier serving St. Louis. Mr. Skinner has also been active in the National CellularOne Group, most recently acting as Chairman of the Advisory Committee.

          John W. Watkins has served as a Director of Triton since February 1998. Mr. Watkins serves as a member of the advisory boards of FrontierVision Partners, L.P. and Triton Cellular Partners, L.P. and as a director of eBiz.net, Advanced TelCom Group, Kelmscott Communications and Western Integrated Networks. Mr. Watkins manages J.P. Morgan's private equity investment activities in the communications industries. He is a Managing Director and an officer of J.P. Morgan Capital Corporation. Previously, Mr. Watkins was a director of Horizon

Cellular Group, Prism Radio Partners, L.P., Columbia River Cellular Partners, L.P. and Savvis Communications Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

Security Ownership of Management and Certain Beneficial Owners

          The following table sets forth, as of March 15, 2000, the number of shares of Class A common stock beneficially owned by (i) each director, (ii) each executive officer, (iii) all executives officers and directors as a group and (iv) each of Triton's stockholders who, based on Triton's records, was known to Triton to be the beneficial owner, as defied in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 5% of the Class A common stock.

                                                                 Number of Voting Shares    Percentage of Voting
Name and Address of Beneficial Owner (1)                            Beneficially Owned   Shares Beneficially Owned
----------------------------------------                            ------------------   -------------------------
Michael E. Kalogris...........................................             3,147,673(8)                5.9%
Steven R. Skinner.............................................             1,942,906(9)                3.6
David D. Clark................................................               349,541(10)                 *
Stephen J. McNulty............................................               127,347(11)                 *
Michael C. Mears..............................................               122,347(12)                 *
Daniel E. Hopkins.............................................                70,366(13)                 *
Scott I. Anderson.............................................                22,643(14)                 *
John D. Beletic...............................................                56,343                     *
Arnold Chavkin (2)............................................                   ___                   ___
Mary Hawkins-Key..............................................                   ___                   ___
John W. Watkins (3)...........................................                   ___                   ___
CB Capital Investors, LLC (2).................................            12,270,744                  22.9
J.P. Morgan Investment Corporation (3)........................             2,578,772(15)               4.8
Desai Capital Management Incorporated (4).....................            11,902,744(16)              22.2
Toronto Dominion Capital (U.S.A.), Inc. (5)...................             2,975,698                   5.5
First Union Affordable Housing Community Development
Corporation (6)...............................................             4,079,877                   7.6
AT&T Wireless PCS (7).........................................            12,504,720(17)              18.9
All directors and executive officers as a group (11 persons)..             5,839,166                  10.9

__________
*    Represents less than 1%.
(1) Unless otherwise indicated, the address of each person listed in this table is c/o Triton Management Company, 1100 Cassatt Road, Berwyn, Pennsylvania 19312.
(2) Effective January 1, 2000, (i) CB Capital Investors, LLC became the successor to CB Capital Investors, L.P., (ii) CB Capital Investors, Inc. became the managing member of CB Capital Investors, LLC and (iii) Chase Capital Partners became the manager, by delegation, of CB Capital Investors, LLC pursuant to an advisory agreement with CB Capital Investors, Inc. Mr. Chavkin is a vice president of CB Capital Investors, Inc. and a general partner of Chase Capital Partners. Mr. Chavkin disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of CB Capital Investors, LLC is c/o Chase Capital Partners, 380 Madison Avenue, New York, New York 10017.
(3) Mr. Watkins is a managing director and an officer of J.P. Morgan Investment Corporation. Mr. Watkins disclaims beneficial ownership of any such shares. The address of J.P. Morgan is 101 California Street, 38th Floor, San Francisco, California 94111.
(4) The address of Desai Capital Management Incorporated is 540 Madison Avenue, New York, New York 10022.
(5) The address of Toronto Dominion Capital (U.S.A.), Inc. is 909 Fannin, Suite 1700, Houston, Texas 77010.
(6) The address of First Union Affordable Housing Community Development Corporation is One First Union Center, 301 S. College Street, 5th Floor, Charlotte, North Carolina 28288.
(7) The address of AT&T Wireless PCS is c/o AT&T Wireless Services, Inc., 7277 164th Avenue, N.E., Redmond, Washington 98052.

(8) Includes 518,798 shares of Class A common stock held by Mr. Kalogris as trustee under an amended and restated common stock trust agreement for management employees and independent directors, dated June 26, 1998, under which Triton will distribute Class A common stock to management employees and independent directors. 1,282,076 of the 2,628,875 shares of Class A common stock directly held by Mr. Kalogris are subject to forfeiture in accordance with Mr. Kalogris' employment agreement over a five-year period.
(9) 961,557 of the 1,942,906 shares of Class A common stock are subject to forfeiture according to the terms of Mr. Skinner's employment agreement.
(10) 274,125 of the 349,541 shares of Class A common stock are subject to forfeiture according to the terms of letter agreements, dated as of February 4, 1998 and August 9, 1999, between Triton and Mr. Clark.
(11) 95,208 of the 127,347 shares of Class A common stock are subject to forfeiture according to the terms of letter agreements, dated as of January 11, 1999 and August 9, 1999, between Triton and Mr. McNulty.
(12) 95,208 of the 122,347 shares of Class A common stock are subject to forfeiture according to the terms of letter agreements, dated as of February 4, 1998 and August 9, 1999, between Triton and Mr. Mears.
(13) 42,366 of the 70,366 shares of Class A common stock are subject to forfeiture according to the terms of a letter agreement, dated as of July 15, 1999, between Triton and Mr. Hopkins.
(14) Mr. Anderson is a principal of Cedar Grove Partners, LLC. He disclaims beneficial interest of the 23,000 shares owned directly by Cedar Grove Partners, LLC, except to the extent of his pecuniary interest therein.
(15) Includes 122,663 shares of Class A common stock held by Sixty Wall Street SBIC Fund, L.P., an affiliate of J.P. Morgan Investment Corporation. The address for Sixty Wall Street SBIC is 60 Wall Street, New York, New York 10260. J.P. Morgan also owns 8,210,827 shares of Class B non-voting common stock.
(16) Consists of 5,951,372 shares of Class A common stock held by Private Equity Investors III, L.P., and 5,951,372 shares of Class A common stock held by Equity-Linked Investors-II, each an affiliate of Desai Capital Management. The address for Private Equity Investors III and Equity-Linked Investors-II is 540 Madison Avenue, 38th Floor, New York, New York 10022.
(17) Consists of 543,683.47 shares of Series D preferred stock convertible into 12,504,720 shares of Class A common stock. Shares of Series D preferred stock are convertible into an equivalent number of shares of Series C preferred stock at any time, and shares of Series C preferred stock are convertible into shares of Class A common stock or Class B non-voting common stock are at any time.

Board of Directors and Committees

     The Board of Directors met seven times in 1999.

  Audit Committee
  ---------------

     The Audit Committee met four times in 1999. The current members of the Audit Committee are Mr. Anderson, as chairman, Mr. Chavkin and Ms. Hawkins-Key.

     The functions of the Audit Committee include recommending to the Board of Directors the appointment of Triton's independent accountants; reviewing with the independent accountants and Triton's internal auditors their annual audit plans; reviewing management's plans for engaging the independent accountants to perform management advisory services; discussing with management, the independent accountants and the internal auditors the adequacy of Triton's internal controls and financial reporting process; monitoring significant accounting and reporting issues; and monitoring compliance with Triton's policies relating to ethics and conflicts of interest. Both the independent accountants and the internal auditors have unrestricted access to the Audit Committee, including the opportunity to meet with the Audit Committee alone.

  Compensation Committee
  -----------------------

     The Compensation Committee met twice in 1999. The current members of the Compensation Committee are Mr. Beletic, as chairman, Mr. Chavkin and Mr. Watkins.

     The functions of the Compensation Committee include overseeing the administration of Triton's compensation policies and practices; establishing and administering the compensation plans of members of senior management and authorizing any adjustments thereto; administering Triton's Stock and Incentive Plan and authorizing all awards granted thereunder; administering Triton's Employee Stock Purchase Plan; and reporting annually to the stockholders of Triton on matters concerning the compensation of executives of Triton.

Compensation of Directors

     The non-independent members and the AT&T-nominated member of the Board of Directors do not receive cash compensation for service on the board, although they are reimbursed for certain out-of-pocket expenses in connection with attendance at board meetings. The independent directors receive compensation of $10,000 per year, plus $1,000 for each meeting they attend in person and $500 for each meeting they attend via conference call, as well as shares of Class A common stock that may, from time to time, be awarded to them under Triton's Amended and Restated Common Stock Trust Agreement for Management Employees and Independent Directors, dated June 26, 1998.

Executive Officers

     The executive officers of Triton who are not directors are set forth below. Executive officers of Triton are elected by the Board of Directors at the meeting of the Board of Directors held immediately following the annual meeting of stockholders to hold office until the next succeeding meeting of the Board of Directors held immediately following the annual meeting of stockholders. In the event of the failure to elect executive officers at the annual meeting of the Board of Directors, executive officers may be elected at any regular or special meeting of the Board of Directors. Each executive holds office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

     David D. Clark, 35, has served as Executive Vice President, Chief Financial Officer and Secretary of Triton since its inception. Before joining Triton, he was a Managing Director at Furman Selz L.L.C. specializing in communications finance, which he joined in February 1996. Prior to joining Furman Selz, Mr. Clark spent over ten years at Citibank N.A. and Citicorp Securities Inc. as a lending officer and a high yield finance specialist. Mr. Clark is also the Chief Financial Officer of Triton Cellular Partners, L.P.

     Stephen J. McNulty, 46, has served as President and General Manager of Triton's Mid-Atlantic region since July 1998. Before joining Triton, he was Vice President Central/West Operations with United States Cellular in Chicago, Illinois. Mr. McNulty previously served as Vice President of Marketing for ALLTEL Communications from February 1994 to May 1997.

     Michael C. Mears, 44, has served as President and General Manager of Triton's Southern region since its inception. Mr. Mears previously served as the Vice President and General Manager of American Telecommunications Inc. from June 1995 until April 1997. Before that, Mr. Mears was the Regional and Area General Manager of GTE Corp., serving in that capacity from October 1992 to June 1995. From 1986 to 1992, Mr. Mears served as Regional and Area General Manager for the Providence Journal Company's Cellular One properties.

     Daniel E. Hopkins, 35, has served as Vice President of Finance and Treasurer of Triton since July 1998. Prior to joining Triton, he was a Vice President in PNC Bank's Media and Communications Group. Mr. Hopkins has over ten years of banking experience, primarily in the areas of Communications Finance and Acquisitions/Leveraged Finance. Mr. Hopkins is also the Treasurer of Triton Cellular Partners, L.P.

Executive Compensation

                          Summary Compensation Table

                                                            Annual Compensation
                                                            -------------------
                                                                                      Restricted Stock          All Other
         Name                  Principal Position         Year   Salary    Bonus         Awards (1)           Compensation
         ----                  ------------------         ----   ------    -----         ----------           ------------
Michael E. Kalogris      Chairman of the Board of         1999  $373,967  $350,000          $792,942
                         Directors and Chief Executive    1998  $350,000  $350,000       $11,959,963                    --
                         Officer

Steven R. Skinner        President and Chief Operating    1999  $267,236  $250,000          $594,707
                         Officer                          1998  $225,000  $225,000        $8,969,973                    --

Clyde Smith (2)          Executive Vice President and     1999  $238,313  $114,000        $1,480,716              $166,119(3)
                         Chief Technical Officer          1998  $205,051  $220,000        $1,778,271              $ 16,941

David D. Clark           Executive Vice President,        1999  $208,231  $200,000        $2,957,471
                         Chief Financial Officer and      1998  $190,000  $190,000        $3,334,260                    --
                         Secretary

Stephen J. McNulty       President and General Manager    1999  $168,554  $176,000        $2,166,243
                         of the Mid-Atlantic Region       1998   $79,800  $100,000                --               $10,237

__________
(1) Consists of 1,508,549 and 444,004 restricted shares of Triton's Class A common stock awarded during 1998 and 1999, respectively, that vest over a five-year period commencing February 4, 1998 with an aggregate value of $68,367,440 and $20,122,261, respectively, based upon the closing price of the Class A common stock on December 31, 1999. A significant portion of these shares remain subject to forfeiture at December 31, 1999. See "Security Ownership of Management and Certain Beneficial Owners."
     Mr. Kalogris' and Mr. Skinner's awards vest as follows: 10% vested as of February 4, 1998, 5% vested during 1999 in connection with the completion of Phase I of Triton's build-out and 17% vest per year for five years beginning February 4, 1999. Mr. Smith's awards vest as follows: 17% vest per year for five years beginning February 4, 1999 and 15% vest based upon performance measures to be determined. Mr. Clark's and Mr. McNulty's awards vest as follows: 20% per year for five years beginning February 4, 1999. Notwithstanding the vesting schedules set forth above, all restricted shares vest in specified circumstances constituting a change of control.

(2) Mr. Smith resigned from Triton on February 25, 2000. See "Employment Agreements."

(3)  Relocation payment.


     Several executive officers were issued shares of restricted stock in connection with the consummation of Triton's joint venture with AT&T, the Norfolk acquisition, the Myrtle Beach acquisition and the license exchange with AT&T. In addition, several executive officers were issued restricted stock under the amended and restated common stock trust agreement for management employees and independent directors dated June 26, 1998. 518,798 shares, or .97% of Triton's total outstanding Class A common stock, is currently held in trust under this common stock trust agreement of which Michael E. Kalogris is the trustee. The trustee is required to distribute stock from the trust to management employees and independent directors as directed in writing by executive management with the authorization of the Compensation Committee of the Board of Directors. Triton's Compensation Committee of the Board of Directors determines at its discretion which persons shall receive awards and the amount of such stock awards. Triton's stock and incentive plan governs the shares and letter agreements previously issued and to be issued from the trust established pursuant to the common stock trust agreement.

Employment Agreements

        Michael E. Kalogris. On February 4, 1998, Triton entered into an employment agreement with Michael E. Kalogris, Chairman of Triton's Board of Directors and Chief Executive Officer. Mr. Kalogris' employment agreement has a term of five years unless the agreement is terminated earlier by either Mr. Kalogris or Triton. Mr. Kalogris may terminate his employment agreement:

     . at any time at his sole discretion upon 30 days' prior written notice;
     and

     . immediately, upon written notice for good reason, which includes:

       (a) if there is a change of control, as defined in the employment agreement;

       (b) if Mr. Kalogris is demoted, removed or not re-elected as Chairman of Triton's Board of Directors. However, so long as Mr. Kalogris remains a member of Triton's Board of Directors and Triton's Chief Executive Officer, it is not considered good reason if Mr. Kalogris is no longer Chairman of Triton's Board of Directors;

       (c) there is a material diminishment of Mr. Kalogris' responsibilities, duties or status and that diminishment is not rescinded within 30 days after receiving written notice of the diminishment;

       (d) Triton fails to pay or provide benefits to Mr. Kalogris when due and does not cure that failure within 10 days of receiving written notice of that failure;

       (e) Triton relocates its principal offices more than 30 miles from Malvern, Pennsylvania without the consent of Mr. Kalogris; or

       (f) Triton purports to terminate Mr. Kalogris for cause for any reason other than those permitted as for cause reasons under the employment agreement.

     Triton may terminate Mr. Kalogris' employment agreement:

     . at any time, upon written notice, without cause at Triton's sole discretion;

     . for cause; or

     . upon the death or disability of Mr. Kalogris.

     If Mr. Kalogris terminates the employment agreement for good reason other than due to a change of control, or Triton terminates the employment agreement without cause, Mr. Kalogris is entitled to receive the following severance benefits:

     .  $1.0 million;

     . up to an additional $0.5 million if he is unable to secure employment in a senior executive capacity by the second anniversary of the date of termination;

     .  the vesting of some of his unvested shares as follows:

       (a) if the termination occurs before February 4, 2001, 50% of all shares of Class A common stock that are unvested under the employment agreement as of such date will vest;

       (b) if the termination occurs between February 4, 2001 and February 3, 2002, 25% of the unvested shares will vest; and

        (c) if the termination occurs after such period, none of the unvested shares will vest.

     Triton will also allow Mr. Kalogris to participate in all health, dental, disability and other benefit plans maintained by Triton for a period of two years following the date of termination of the employment agreement.

     If Mr. Kalogris' employment is terminated on or after the initial five-year term of the employment agreement or due to Triton's failure to renew the agreement, Triton will pay him a severance benefit in the amount of his base salary at that time. Mr. Kalogris' employment agreement provides for an initial annual base salary of $350,000, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and an annual bonus in an amount up to 100% of his base salary based on Triton's performance. Mr. Kalogris is also entitled to acquire shares of Triton's Series A common stock under a stock purchase plan that may be created under the terms of the employment agreement and is required to invest 30% of any amounts he receives on account of an annual bonus in excess of 50% of his base salary toward the purchase of such shares.

     In the event of any change of control, regardless of whether Mr. Kalogris terminates the employment agreement, all of his previously unvested shares will vest immediately.

     Steven R. Skinner. On February 4, 1998, Triton entered into an employment agreement with Steven R. Skinner, Triton's President and Chief Operating Officer. The employment agreement has a term of five years unless terminated earlier by either Mr. Skinner or Triton. Mr. Skinner may terminate his employment agreement:

     .  at any time at his sole discretion upon 30 days' prior written notice;
        and

     .  immediately, upon written notice for good reason, which includes:

        (a) if there is a change of control, as defined in the employment agreement;

        (b) if Mr. Skinner is demoted;

        (c) there is a material diminishment of Mr. Skinner's responsibilities, duties or status and that diminishment is not rescinded within 30 days after receiving written notice of the diminishment;

        (d) Triton fails to pay or provide benefits to Mr. Skinner when due and does not cure that failure within 10 days of receiving written notice of that failure;

        (e) Triton relocates its principal offices more than 30 miles from Malvern, Pennsylvania without the consent of Mr. Skinner; or

        (f) Triton purports to terminate Mr. Skinner for cause for any reason other than those permitted as for cause reasons under the employment agreement.

     Triton may terminate the employment agreement:

     .  at any time, upon written notice, at Triton's sole discretion;

     .  for cause; or

     .  upon the death or disability of Mr. Skinner.

     If Mr. Skinner terminates the employment agreement for good reason other than due to a change of control, or Triton terminates the employment agreement without cause, Mr. Skinner is entitled to receive the following severance benefits:

     .  $675,000;

     . up to an additional $337,500 if he is unable to secure employment in a senior executive capacity by the second anniversary date of the termination of the agreement;

     .  the vesting of some of his unvested shares as follows:

        (a) if the termination occurs before February 4, 2001, 50% of all shares of Class A common stock that are unvested under the employment agreement as of that date will vest;

        (b) if the termination occurs between February 4, 2001 and February 3, 2002, 25% of the unvested shares will vest; and

        (c) if the termination occurs after such period, none of the unvested shares will vest; and

     . Triton will allow Mr. Skinner to participate in all health, dental, disability and other benefit plans maintained by Triton for a period of two years following the date of termination of the agreement.

     If Mr. Skinner's employment is terminated on or after the initial five-year term of the employment agreement, or due to Triton's failure to renew the employment agreement, Triton will pay Mr. Skinner a severance benefit in the amount of his base salary at that time. Mr. Skinner's employment agreement provides for an initial annual base salary of $225,000, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and an annual bonus in an amount up to 100% of his base salary based on Triton's performance. Mr. Skinner is also entitled to acquire shares of Triton's Series A common stock under a stock purchase plan and is required to invest 30% of any amounts he receives on account of an annual bonus in excess of 50% of his base salary toward the purchase of such shares.

     In the event of any change of control, regardless of whether Mr. Skinner terminates the employment agreement, all of his previously unvested shares will vest immediately.

     Clyde Smith. Effective February 25, 2000, Mr. Smith resigned from his position as Executive Vice President of Triton. Pursuant to his employment agreement, and subsequent separation agreement, Mr. Smith will receive total severance compensation of $409,000 and 51,896 of his unvested shares.

Performance Graph

                COMPARISON OF 2 MONTH CUMULATIVE TOTAL RETURN*
                       AMONG TRITON PCS HOLDINGS, INC.,
                     THE NASDAQ STOCK MARKET (U.S.) INDEX
                    AND THE NASDAQ TELECOMMUNICATIONS INDEX

                                         Cumulative Total Return
                                   -----------------------------------
                                   10/27/99   10/99    11/99     12/99
TRITON PCS HOLDINGS, INC.            100.00   195.83   259.72    252.78
NASDAQ STOCK MARKET (U.S.)           100.00   108.06   112.67    129.79
NASDAQ TELECOMMUNICATIONS            100.00   106.06   117.38    142.70

*$100 INVESTED ON 10/27/99 IN STOCK OR INDEX-
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING DECEMBER 31.

Compensation Committee Report on Executive Compensation

     The Compensation Committee consists of three non-employee directors. The Committee regularly reviews Triton's executive compensation policies and practices and establishes the salaries of executive officers.

  Executive Compensation Policy
  -----------------------------

     The Committee's executive compensation policy is founded on principles that guide Triton in establishing all its compensation programs. Triton designs compensation programs to attract, retain and motivate highly talented individuals at all levels of the organization. In addition, the programs are designed to be cost-effective and to treat all employees fairly. To that end, all programs, including those for executive officers, share these characteristics:

     . Compensation is based on the level of job responsibility, individual performance, and Triton performance. Members of senior management have a greater portion of their pay based on Triton performance than other employees.

     . Compensation also reflects the value of the job in the marketplace. To retain its highly skilled work force, Triton strives to remain competitive with the pay of other highly respected employers who compete with Triton for talent.

     . To align the interests of employees with those of stockholders, Triton provides employees at all levels of the organization the opportunity for equity ownership through various Triton programs. In addition, executive officers and other key employees have the opportunity to build more substantial equity ownership through Triton stock plans.

     . Compensation programs are developed and administered to foster the long-term focus required for success in the wireless communications industry.

     The Committee believes that Triton's executive compensation program reflects the principles described above and provides executives strong incentives to maximize Triton performance and therefore enhance shareholder value. The program consists of both annual and long-term components. The Committee believes that the executive compensation program should be considered as a whole in order to properly assess whether it is attaining its objectives.

     In establishing total compensation, the Committee considers various measures of historical and projected Triton performance, including revenues, operating results, new market launches, meeting build-out schedules and cost budgets and implementation of information technology services. These data form the basis for the Committee's assessment of the overall performance and prospects of Triton that underpin the Committee's judgment in establishing total compensation ranges. In evaluating these factors the Committee assigns them relative weighted values.

     Triton also retains independent compensation and benefits consultants to assist in evaluating executive compensation programs. The use of independent consultants provides additional assurance that Triton's programs are reasonable and appropriate to Triton's objectives.

  Components to Executive Compensation
  ------------------------------------

     Annual Cash Compensation. Annual cash compensation for 1999 consisted of two components: base salary and a cash bonus. Base salaries and cash bonuses are determined with reference to Triton and individual performance for the previous year, internal relativity and market conditions, including pay at the wireless communications companies of like size and stature to Triton and general inflationary trends. Assessment of individual performance includes considerations of a person's impact on financial performance as well as judgment, creativity, effectiveness in developing subordinates and a diverse organization, and contributions to improvement in the quality of Triton's products, services and operations. As noted above, Triton uses the data from companies of like size and stature as well as other market data to test for reasonableness and competitiveness of bases salaries but also exercises subjective judgment in view of Triton's compensation objectives.

     Long-Term Incentive Compensation. Long-term incentive awards typically are granted to provide executive officers with a competitive long-term incentive opportunity and an identity of interest with Triton. Long-term incentives will be generally provided through grants of incentive stock options, non-qualified stock options and restricted stock options under the 1999 Stock and Incentive Plan, which is administered by the Compensation Committee. A stock option permits the holder to buy Triton stock at a specific price during a specific period of time. As the price of Triton stock rises, the option increases in value. The intent of such awards is to provide the recipient with an incentive to perform at levels that will result in better Triton performance and enhanced stock value.

  Chief Executive Officer Compensation
  ------------------------------------

     The executive compensation policy described above was applied in establishing Mr. Kalogris's compensation for 1999, with the basic compensation levels as determined pursuant to an employment agreement between Mr. Kalogris and Triton, dated February 4, 1998. Mr. Kalogris participated in the same executive compensation plans available to Triton's other executive officers.

     In 1999, Mr. Kalogris had a base salary of $373,967. On the basis of Triton's performance versus established goals, and Mr. Kalogris's individual performance, the Board of Directors determined that an annual cash bonus of $350,000 had been earned in 1999.

  Tax Deductibility Considerations
  --------------------------------

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to the executive officers named in this proxy statement, unless certain requirements are met. It is the present intention of the Compensation Committee of Triton to preserve the deductibility of compensation under Section 162(m) to the extent the Committee believes that doing so would be consistent with the best interests of stockholders. As such, long-term incentive compensation awards, particularly stock option awards, generally are designed to meet the requirements for deductibility under Section 162(m).

Members of the Compensation Committee:
-------------------------------------

John D. Beletic
Arnold Chavkin
John W. Watkins

Compensation Committee Interlocks and Insider Participation

     The members of Triton's Compensation Committee include Mr. Chavkin, who is a general partner of Chase Capital Partners, and Mr. Watkins, a managing director of J.P. Morgan Capital Corporation. See "Certain Relationships and Related Transactions" for a description of various transactions between affiliates of these entities and Triton.

Certain Relationships and Related Transactions

     Triton is a party to the following agreements with management and principal stockholders.

  The Stockholders' Agreement
  ---------------------------

     General. Triton has entered into an amended and restated stockholders' agreement, dated as of October 27, 1999, with AT&T, the cash equity investors and certain of Triton's current and former executive officers. Additional management stockholders and the independent directors have also agreed to be bound by the provisions of the stockholders' agreement in connection with the issuance to them of capital stock. The agreement covers matters in connection with Triton's management and operations and the sale, transfer or other disposition of Triton's capital stock.

     Board of Directors. A board of directors divided into three classes and consisting of seven persons governs Triton. Actions of the board of directors require the affirmative vote of a majority of the entire board, although some transactions require a higher vote. The stockholders who are party to Triton's stockholders' agreement, other than J. P. Morgan Investment Corporation, have agreed that they will vote their shares together to elect as two of Triton's seven directors the nominees selected by Triton's cash equity investors and, so long as AT&T has the right to nominate a director under Triton's certificate of incorporation, to elect AT&T's nominee.

     Representatives of AT&T and several cash equity investors also have the right to attend each meeting of the board of directors as observers, provided that they continue to own a certain amount of Triton's capital stock. A majority of disinterested directors must approve any transactions between Triton and its stockholders, except for transactions under the shareholders', license, roaming and resale agreements described in this section and arm's-length agreements with AT&T.

     Restrictions on Transfer; Rights of First Offer. The stockholders' agreement imposes restrictions with respect to the sale, transfer or other disposition of Triton's capital stock held under the terms of the agreement. Stockholders may not transfer their shares of common stock prior to February 4, 2001 other than to any affiliated successor; thereafter, stockholders holding shares of common stock may transfer the shares to any person, subject to rights of first offer and first negotiation granted to specified parties to the stockholders' agreement. However, stockholders that are small business investment corporations and that hold an aggregate of 23,060,343 shares of common stock may transfer their shares prior to February 4, 2001 if they are required to do so in order to comply with regulatory requirements, but these transfers are still subject to the rights of first offer. Additionally, holders of common stock and Series D preferred stock may transfer those shares at any time to an affiliated successor or an equity investor affiliate, and, after February 4, 2001, the cash equity investors may transfer or otherwise dispose of any of those shares held by them to any other cash equity investors.

     AT&T may not transfer or dispose of any of its shares of Series D preferred stock at any time other than to an affiliated successor. In addition, each stockholder who is a party to the stockholders' agreement has agreed, subject to some exceptions, not to transfer or otherwise dispose of any shares of Triton's capital stock to any of the three largest carriers of telecommunications services that as of February 4, 1998 constituted interexchange services, other than AT&T and other specified wireless carriers.

     Registration Rights. The stockholders' agreement grants certain demand and piggyback registration rights to the stockholders. On or after February 4, 2001, the following stockholders may, subject to the restrictions on transfer described above, cause an underwritten demand registration, subject to customary proportionate cutback and blackout restrictions, so long as registration is reasonably expected to result in aggregate gross proceeds of at least $10.0 million to such stockholder:

     .    AT&T;

     . any stockholder or group of stockholders beneficially owning shares of Series C preferred stock or common stock, if the sale of the shares to be registered is reasonably expected to result in aggregate gross proceeds of at least $25.0 million; or

     . certain management stockholders beneficially owning at least 50.1% of the shares of common stock then beneficially owned by all such management stockholders together.

     In addition to the demand registration rights, any stockholder may, subject to the restrictions on transfer described above, piggyback on a registration by Triton at any time, other than registrations on Forms S-4 or S-8 of the Securities Act, subject to customary proportionate cutback restrictions. The demand and piggyback registration rights and obligations survive until February 4, 2018.

     Rights of Inclusion. In the event of a proposed sale by any stockholder to any person other than an affiliated successor that would constitute 25% or more of the aggregate outstanding Series C preferred stock and common stock on a fully-diluted basis, excluding the Series A preferred stock, the other stockholders have the right to participate in any such proposed sale by exercising such right within 30 days after receipt of a notice informing them of such proposed sale. The purchaser may either purchase all stock offered by all stockholders electing to participate in such sale, or the purchaser may purchase stock from stockholders electing to participate in such sale on a pro-rata basis up to the aggregate dollar amount offered by the purchaser to the initial selling stockholder.

     In an investors' agreement, the cash equity investors have agreed that specified cash equity investors who sell their shares of common stock may require the other cash equity investors to also participate in any such sale.
As a result, cash equity investors holding less than a majority of the shares of common stock may have the effective right to sell control of Triton.

     Exclusivity. The stockholders have agreed that during the term of the stockholders' agreement, none of the stockholders nor their respective affiliates will provide or resell, or act as the agent for any person offering, within the territory defined in the stockholders' agreement, wireless mobility telecommunications services initiated or terminated using time division multiple access technology and frequencies licensed by the FCC. However, AT&T and its affiliates may:

     .    resell or act as agent for Triton;

     . provide or resell wireless telecommunications services to or from specific locations; and

     . resell wireless telecommunications services for another person in any area where Triton has not yet placed a system into commercial service.

     AT&T must provide Triton with prior written notice of its intention to engage in resales for another person, and only dual band/dual mode phones may be used in connection with the resale activities. Additionally, with respect to the markets listed on the roaming agreement, Triton and AT&T have agreed to cause Triton's respective affiliates in their home carrier capacities to program and direct the programming of customer equipment so that the other party, in its capacity as the serving carrier, is the preferred roaming provider in such markets. Each party also agrees to refrain from inducing any of its customers to change programming.

     Build-Out.  Triton is required to:

     . meet the construction requirements described in an agreed-upon minimum build-out plan;

     . ensure compatibility of its personal communications services systems with the majority of systems in the southeastern region of the United States;

     . satisfy the FCC construction requirements in the territory defined in the stockholders' agreement;

     .    offer various core service features with respect to its systems;

     . cause its systems to comply with AT&T's time division multiple access quality standards; and

     . refrain from providing or reselling interexchange services, other than interexchange services under its FCC licenses or that Triton procures from AT&T.

     If Triton materially breaches any of the foregoing operational obligations or if AT&T decides to adopt a new technology standard in a majority of its markets and Triton declines to adopt the new technology, AT&T may terminate its exclusivity obligations.

     Certain Transactions. In the event of a merger, consolidation, asset acquisition or disposition or other business combination involving AT&T and an entity that:

     . derives from telecommunications businesses annual revenues in excess of $5.0 billion;

     . derives less than one-third of its aggregate revenues from the provision of wireless telecommunications; and

     . owns FCC licenses to offer and does offer wireless mobility telecommunications services serving more than 25% of the potential customers within the territory defined in the stockholders' agreement,

     AT&T will have the right, upon written notice, to terminate substantially all of its exclusivity obligations described above in a portion of the territory in which the other party owns an FCC license to offer commercial mobile radio service. However, upon such a termination, Triton has the right to cause AT&T to exchange into shares of Series B preferred stock:

     .    all of the shares of its Series A preferred stock;

     . all of the shares of its Series D preferred stock, its Series C preferred stock or any common stock it may have received upon conversion of its Series D preferred stock into any one of them.

     In the event that AT&T is required in any such transaction to dispose of any of its personal communications services systems in the Charlotte, North Carolina, Atlanta, Georgia, Baltimore, Maryland/Washington, D.C. or Richmond, Virginia basic trading areas, Triton has certain marketing rights. AT&T has agreed, for a period of 180 days, to jointly market with any of its applicable markets any of Triton's personal communications services systems that are located within the major trading areas that include the applicable AT&T basic trading areas. Triton's right is exercisable at any time within the period commencing with the date of the announcement by AT&T of any such transaction and terminating on the later of six months after consummation of the transaction and the date by which AT&T is required under applicable law to dispose of any such system.

     Without the prior written consent of AT&T, Triton and its subsidiaries may not effect any sale of substantially all the assets or liquidation, merger or consolidation of Triton or any of its subsidiaries or engage in any business other than permitted businesses. There are limited exceptions to this provision.

     Acquisition of Cellular Licenses. Triton may acquire cellular licenses that the board of directors has determined are demonstrably superior alternatives to construction of a personal communications services system in the applicable area within the territory, provided that:

     . a majority of the cellular potential customers are within the territory defined in the stockholders' agreement;

     . AT&T and its affiliates do not own commercial mobile radio service licenses in the area; and

     . Triton's ownership of the cellular license will not cause AT&T or any affiliate to be in breach of any law or contract.

     Equipment, Discounts and Roaming. At Triton's request, AT&T will use all commercially reasonable efforts to assist Triton in obtaining discounts from any vendor with whom Triton is negotiating for the purchase of any infrastructure equipment or billing services and to enable Triton to become a party to the roaming agreements between AT&T and its affiliates which operate other cellular and personal communications services systems so long as AT&T, in its sole discretion, does not determine such activities to be adverse to its interests.

     Resale Agreements. At AT&T's request, Triton will enter into resale agreements relating to the territory defined in the stockholders' agreement. The rates, terms and conditions of service that Triton provides shall be at least as favorable to AT&T, taken as a whole, as the rates, terms and conditions provided by Triton to other customers.

     Subsidiaries. All of Triton's subsidiaries must be direct or indirect wholly-owned subsidiaries.

     Amendments. Amendments to the stockholders' agreement require the consent of the following stockholders:

     . a majority of the shares of each class of capital stock held by the parties to the stockholders' agreement, including AT&T;

     . two-thirds of the common stock beneficially owned by the cash equity investors; and

     . 60.1% of the common stock beneficially owned by the management stockholders.

     However, in the event any party to the stockholders' agreement ceases to own any shares of capital stock, the party ceases to be a party to the stockholders' agreement and his or her corresponding rights and obligations terminate.

     Termination. The stockholders' agreement terminates upon the earliest to occur of:

     .  the written consent of each party to the agreement;

     .  February 4, 2009; and

     .  one stockholder beneficially owning all of the shares of common stock.

     However, certain provisions of the agreement expire on February 4, 2008, and some consent rights of AT&T expire if it fails to own a specified amount of capital stock.

  License Agreement
  -----------------

     Under the terms of a network membership license agreement, dated as of February 4, 1998, between AT&T and Triton, AT&T has granted Triton a royalty-free, non-exclusive, limited right and license to use various licensed marks solely in connection with specified licensed activities, as described below.
The licensed marks include the logo containing the AT&T and globe design and the expression Member, AT&T Wireless Services Network. The licensed activities include:

     . the provision to end-users and resellers, solely within the territory specified in the agreement, of communications services on frequencies licensed to Triton for commercial mobile and radio service provided in accordance with the AT&T agreements; and

     .  marketing and offering the licensed services within the territory.

     The license agreement also grants Triton the right and license to use the licensed marks on permitted mobile phones.

     AT&T has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, the communications services Triton is offering within the territory under the licensed marks except to:

     . any person who resells, or acts as Triton's agent for, licensed services provided by Triton, or

     . any person who provides or resells wireless communications services to or from specific locations such as buildings or office complexes, even if the applicable subscriber equipment being used is capable of routine movement within a limited area and even if such subscriber equipment may be capable of obtaining other telecommunications services beyond that limited area and handing-off between the service to the specific location and those other telecommunications services.

     In all other instances, except as described above, AT&T reserves for itself the right to use the licensed marks in connection with its provision of services, whether within or without the territory.

     The license agreement contains numerous restrictions with respect to Triton's use and modification of any of the licensed marks. Triton is obligated to use commercially reasonable efforts to cause all licensed services that use the licensed marks to be of comparable quality to the licensed services AT&T markets and provides in areas comparable to Triton's licensed territory, taking into account the relative stage of development of the areas and other factors. The license agreement also sets forth specific testing procedures to determine compliance with these standards and affords Triton a grace period to cure any instances of alleged noncompliance. Following the cure period, Triton must cease using the licensed marks until Triton is in compliance.

     Triton may not assign or sublicense any of its rights under the license agreement. However, the license agreement may be, and has been, assigned to Triton's lenders under Triton's credit facility. After the expiration of any applicable grace and cure periods under the credit facility, Triton's lenders may enforce Triton's rights under the license agreement and assign the license agreement to any person with AT&T's consent.

     The license agreement has a five-year term, which renews for an additional five-year period if neither party terminates the agreement. The license agreement may be terminated at any time in the event of Triton's significant breach, including Triton's misuse of any licensed marks, Triton's license or assignment of any of the rights in the license agreement, Triton's failure to maintain AT&T's quality standards or if Triton experiences a change of control. After the initial five-year term, in the event AT&T converts any shares of Series A preferred stock into common stock in connection with the stockholders' agreement, the license agreement terminates on the later of two years from the date of such conversion and the then existing expiration date of the license agreement. After the initial five-year term, AT&T may also terminate the license agreement upon the occurrence of specified transactions. See "--The Stockholders' Agreement--Certain Transactions."

  Roaming Agreement
  -----------------

     Under an intercarrier roamer service agreement, dated as of February 4, 1998, between AT&T, on behalf of its affiliates, and Triton, AT&T and Triton agreed to provide wireless mobility radiotelephone service for registered customers of the other party's customers when they are out of their home carrier's geographic area and in the geographic area where the serving carrier, itself or through affiliates, holds a license or permit to construct and operate a wireless mobility radio-telephone system and station. Each home carrier whose customers receive service from a serving carrier shall pay the serving carrier 100% of the wireless service charges and 100% of the pass-through charges, such as toll or other charges. Each serving carrier's service charges per minute of use or partial minute of use for the first three years will be fixed at a declining rate, and after the first three years will be equal to an adjusted average home rate or any lower rate the parties negotiate from time to time. Each serving carrier's toll charges per minute of use for the first three years will be fixed at a declining rate. After the first three years, the parties may renegotiate the rate from time to time.

     The roaming agreement has a term of 20 years, unless a party terminates earlier due to:

     .  the other party's uncured breach of any term of the roaming agreement;

     .  the other party's voluntary liquidation or dissolution; or

     . the FCC's revocation or denial of the other party's license or permit to provide commercial mobile radio service.

     Neither party may assign or transfer the roaming agreement or any of its rights under the agreement except to an assignee of all or part of its license or permit to provide commercial mobile radio service, provided that the assignee expressly assumes all or the applicable part of the assigning party's obligations under the agreement.

  Resale Agreement
  ----------------

     Under the terms of the stockholders' agreement, Triton is required at AT&T's request to enter into a resale agreement in an agreed-upon form. Under the resale agreement, AT&T will be granted the right to purchase and resell on a nonexclusive basis access to and usage of Triton's services in the territory. AT&T will pay Triton the charges, including usage and roaming charges, associated with services it requests under the agreement. Triton will retain the continuing right to market and sell its services to customers and potential customers.

     The resale agreement will have a term of 10 years and will renew automatically for successive one-year periods unless either party elects to terminate the agreement. Following the eleventh anniversary of the agreement, either party may terminate with 90 days' prior written notice. Furthermore, AT&T may terminate the agreement at any time for any reason on 180-days' written notice.

     Under the terms of the stockholders' agreement, Triton has agreed that the rates, terms and conditions of service, taken as a whole, that Triton provides to AT&T under the resale agreement shall be at least as favorable as, or if permitted by applicable law, superior to, the rates, terms and conditions of service, taken as a whole, to any other customer. Triton will design the rate plan Triton will offer under the resale agreement to result in a discounted average actual rate per minute of use AT&T pays for service at least 25% below the weighted average actual rate per minute that Triton bills its customers generally for access and air time.

     Neither party may assign or transfer the resale agreement or any of its rights thereunder without the other party's prior written consent, which will not be unreasonably withheld, except:

     .  to an affiliate of that party at the time of the agreement's execution;

     .  by Triton to any of its operating subsidiaries; and

     . to the transferee of a party's stock or substantially all of the party's assets, provided that all FCC and other necessary approvals have been received.

  Other Related Party Transactions
  --------------------------------

     Affiliates of First Union Affordable Housing Community Development Corporation and J.P. Morgan Investment Corporation, each of which beneficially owns more than 5% of Triton's capital stock, served as underwriters and received underwriter fees in connection with Triton's initial public offering completed in November, 1999.

     Over the course of 1997, Triton Communications L.L.C., Triton's predecessor, incurred certain costs on behalf of Triton Cellular, Inc. an entity affiliated with Triton through management overlap and shared leased facilities. These costs totaled $148,100 and Triton Cellular reimbursed Triton in 1999. In addition, Triton purchased $22,800 of equipment from Horizon Cellular Telephone Company, L.P., an entity formerly affiliated with Triton through management overlap and shared leased facilities. In addition, under an agreement between Triton Cellular, Inc. and Triton, allocations for management services rendered by some of Triton's management employees on behalf of Triton Cellular and allocations for shared lease facilities are charged to Triton Cellular. Those allocations totaled $505,000 during 1999.

     On February 3, 1998, Triton PCS entered into a credit facility. On September 22, 1999, Triton PCS entered into an amendment to that credit facility that increased the credit facility to $600.0 million. Affiliates of each of J.P. Morgan Investment Corporation, which beneficially owns approximately 17.4% of Triton's common stock, CB Capital Investors, which beneficially owns approximately 19.8% of Triton's common stock, First Union Affordable Housing Community Development Corporation, which beneficially owns approximately 6.6% of Triton's common stock, and Toronto Dominion Capital (U.S.A.), Inc., which beneficially owns approximately 4.8% of Triton's common stock, serve as agent and lenders under the credit facility. Each of the agent and lenders under the credit facility has received and will continue to receive customary fees and expenses in connection with the credit facility. For the year ended December 31, 1999, affiliates of J.P. Morgan Investment Corporation, First Union Affordable Housing Development Housing Corporation and Toronto Dominion Capital (U.S.A.), Inc. received approximately $299,932, $359,607 and $237,458, respectively, in their capacity as lender under such facility, and CB Capital Investors received approximately $1,205,180 in its capacity as agent and lender under such facility.

     Triton has entered into letter agreements with several of its management employees and with Triton's independent directors. Under the letter agreements, these individuals were issued shares of Triton's Class A common stock that vest at 20% per year over a five-year period.

     On August 12, 1999, Triton entered into stock purchase agreements with each of Scott I. Anderson and John D. Beletic, Triton's two independent directors, and one officer under which Triton agreed to sell to them an aggregate of 3,400 shares of Triton's Series C preferred stock (which were converted into 78,200 shares of Class A common stock in Triton's initial public offering) for a purchase price of $100 per share. This transaction was closed in September 1999.

     First Union Securities, Inc., an affiliate of First Union Affordable Housing Community Development Corporation, acted as Triton's exclusive financial advisor in connection with the sale of Triton's personal communications towers to American Tower, L.P. pursuant to an asset purchase agreement dated July 13, 1999. Triton paid a fee to such entity of $1.07 million in connection with the consummation of such sales which occurred on September 22, 1999.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Triton's executive officers and directors and persons who own more than 10% of Triton's Class A common stock to file reports of ownership and changes in ownership of Triton's Class A common stock with the Securities and Exchange Commission and Nasdaq. Based solely on a review of copies of such reports and written representations from the reporting persons, Triton believes that from January 1999 through the date of this Proxy Statement, its executive officers, directors and greater than 10% stockholders filed on a timely basis all reports due under
Section 16(a) of the Exchange Act, except that each of Mr. McNulty, Mr. Mears and Mr. Smith reported one transaction late and Mr. Beletic reported two transactions late.

                       SELECTION OF INDEPENDENT AUDITORS

                               (Proposal No. 2)

     The Board of Directors has selected the firm of PricewaterhouseCoopers LLP as Triton's independent auditors for the year ending December 31, 2000. Effective July 16, 1999, Triton engaged PricewaterhouseCoopers LLP as its independent accountants. KPMG LLP had been Triton's independent accountants prior to July 16, 1999. The decision to change independent accounts was approved by Triton's Board of Directors. During the period of coverage from March 6, 1997, the date of inception, through December 31, 1997, the year ended December 31, 1998 and the subsequent interim period through July 16, 1999, there were no disagreements with KPMG regarding any matters with respect to accounting principles or practices, financial statement disclosure or audit scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report. KPMG's report on Triton's financial statements did not contain an adverse opinion or disclaimer of opinion or qualifications or modifications as to uncertainty, audit scope or accounting principles. Prior to July 16, 1999, Triton had not consulted with PricewaterhouseCoopers on any items which involved Triton's accounting principles or the form of an audit opinion to be issued on Triton's financial statements.

     Ratification of the appointment of PricewaterhouseCoopers LLP shall be effective upon receiving the affirmative vote of the holders of a majority of the voting power of Triton's Class A common stock present or represented by proxy and entitled to vote at the Annual Meeting.

     A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions. In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors.

Other Matters

     Management does not know of any other matters to be considered at the Annual Meeting. If any other matters properly come before the meeting, persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment, and the discretionary authority to do so is included in the Proxy.

Submission of Stockholder Proposals

     The Second Amended and Restated Bylaws of Triton generally require notice of (i) any proposal to be presented by any stockholder or (ii) the name of any person to be nominated by any stockholder for election as a director of Triton at a meeting of the stockholders to be delivered to or mailed and received by the Secretary of Triton at Triton's principal executive offices, 1100 Cassatt Road, Berwyn, Pennsylvania 19312. Notice must be received by the Secretary not less than 60 or more than 90 days prior to the date of the annual meeting. Accordingly, failure by a stockholder to act in compliance with the notice provisions will mean that the stockholder will not be able to nominate directors or propose new business.

     Any stockholders who intend to present proposals at the 2001 Annual Meeting of Stockholders, and who wish to have such proposals included in Triton's Proxy Statement for the 2001 Annual Meeting, must ensure that such proposals are received by the Corporate Secretary of Triton not later than December 10, 2000. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in Triton's 2001 proxy materials.

                                   By Order of the Board of Directors,


                                   /s/ David D. Clark
                                   David D. Clark
                                   Corporate Secretary



Berwyn, Pennsylvania
April 7, 2000

                                     PROXY

                           TRITON PCS HOLDINGS, INC.
                               1100 Cassatt Road
                               Berwyn, PA 19312

                   Proxy for Annual Meeting of Stockholders
                 Solicited on Behalf of the Board of Directors

The undersigned stockholder of Triton PCS Holdings, Inc., a Delaware corporation (the "Company"), hereby appoints David Clark, Scott Anderson and Arnold Chavkin, or any of them, with full power of substitution in each of them, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 10, 2000, at 2:00 p.m., local time, and any adjournment or postponement thereof, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" each of the nominees for Class I Director and Independent Auditor, respectively, as described in the Proxy Statement and in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

---------------                                                  ---------------
  SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
      SIDE                                                             SIDE
---------------                                                  ---------------

    Please mark
[X] votes as in
    this example.


   1. ELECTION OF TWO CLASS I DIRECTORS                    2. ELECTION OF INDEPENDENT        FOR      AGAINST    ABSTAIN
      Nominees:                                               AUDITORS                       [_]        [_]        [_]
      (01) Scott Anderson    (02) Arnold Chavkin              Nominee:
                                                              PricewaterhouseCoopers LLP
             FOR                      WITHHELD
             ALL    [_]           [_] FROM ALL
           NOMINEES                   NOMINEES
                                                           Any other matters which may properly come before the meeting or any adjournment or postponement thereof in the discretion of the
                                                           Proxy Holder.
   [_]  ______________________________________
        For all nominees except as noted above

                                                           MARK HERE IF YOU PLAN TO ATTEND THE MEETING          [_]

                                                           MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT        [_]

                                                           Note: Please sign as name appears hereon. Joint owners should
                                                           ----
                                                           each sign. When signing as attorney, executor, administrator, trustee, guardian or officer, please give full title under signature.

Signature:______________________  Date:_____________   Signature:____________________________ Date:______________________